SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-12

                            Beacon Power Corporation
                (Name of Registrant as Specified In Its Charter)

                            Beacon Power Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)   Title of each class of securities to which transaction applies:
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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
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     4) Date Filed:

                            Beacon Power Corporation
                             234 Ballardvale Street
                              Wilmington, MA 01887

                                November 8, 2004


Dear Stockholder:

     I am pleased to invite you to the 2004 Annual Meeting of Stockholders of Beacon Power Corporation, which will be held on Thursday December 9, 2004, at
10:00 a.m., at the offices of Beacon, 234 Ballardvale Street, Wilmington, Massachusetts.

     The accompanying Notice of Annual Meeting of Stockholders and proxy statement contain the matters to be considered and acted upon. Please read these materials carefully.

     Matters scheduled for consideration at the Annual Meeting are the election of directors and the ratification of Beacon's independent auditors.

     I hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented and voted. ACCORDINGLY, I URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED.

                                       Very truly yours,

                                       /s/F. William Capp

                                       F. William Capp
                                       President and Chief Executive Officer

November 8, 2004
Mailed at Boston, Massachusetts

                            Beacon Power Corporation
                             234 Ballardvale Street
                              Wilmington, MA 01887

                            Notice of Annual Meeting
                         To be held on December 9, 2004


To the Stockholders of
Beacon Power Corporation

     We are hereby notifying you that Beacon Power Corporation will be holding its Annual Meeting of Stockholders at the offices of the Company, 234 Ballardvale Street, Wilmington, Massachusetts, on Thursday, December 9, 2004 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

     (1)  To elect certain  members of the Company's  Board of Directors for the
          ensuing  year  and  until  their   successors  are  duly  elected  and
          qualified.

     (2) To ratify the selection of Miller Wachman, LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2004.

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.


     Stockholders of record at the close of business on October 27, 2004 will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.


By Order of the Board of Directors,
Beacon Power Corporation


/s/James M. Spiezio
James M. Spiezio
Secretary

November 8, 2004
Mailed at Boston, Massachusetts

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                            Beacon Power Corporation
                             234 Ballardvale Street
                         Wilmington, Massachusetts 01887

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                         To be held on December 9, 2004

                                  INTRODUCTION

     We are furnishing you with this Proxy Statement in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders ("Annual Meeting") of Beacon Power Corporation to be held on December 9, 2004 and at any adjournment of the Annual Meeting, for the purposes set forth in the accompanying notice of the meeting. All holders of record of our Common Stock at the close of business on October 27, 2004 will be entitled to vote at this meeting and any adjournments thereof. The stock transfer books have not been closed. All of our directors are encouraged to attend our Annual Meeting, and last year all directors were present.

                             SOLICITATION OF PROXIES

     We are soliciting proxies in the form enclosed on behalf of the Board of Directors. We will vote any such signed proxy, if received in time for the voting and not revoked, at the Annual Meeting according to your directions. We will vote any proxy that fails to specify a choice on any matter to be acted upon for the election of each nominee for director and in favor of each other proposal to be acted upon. If you submit a signed proxy in the form enclosed, you will have the power to revoke it at any time before we exercise it by filing a later proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing addressed to the Secretary of Beacon Power Corporation at 234 Ballardvale Street, Wilmington, MA 01887.

     We will begin mailing the Proxy Statement and accompanying proxy card to our stockholders on November 8, 2004.

     We will pay for all expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board. In addition to the solicitation of proxies by use of the mail, officers and regular Beacon employees may solicit proxies on behalf of the Board by telephone, telegram or personal interview, and we will bear the expenses of such efforts. We also may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

                                  VOTING RIGHTS

     As of October 27, 2004, we had 43,493,236 shares of our Common Stock, with a par value of $0.01 ("Common Stock"), issued and outstanding. Each share of Common Stock that you own entitles you to one vote on each matter to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class. If you withhold a vote with regard to the election of directors, such vote will have no effect because directors who receive a plurality of votes are elected. An abstention on the ratification of accountants will have the same legal effect as a vote against such matter because the ratification requires the votes of a majority of shares represented at the meeting. Brokers holding shares in street name have the authority to vote in favor of all the nominees for director and in favor of ratifying accountants when they have not received contrary instructions from the beneficial owners.

     We will have a quorum for the transaction of business at the Annual Meeting if the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote are present in person or represented by proxy. We will count abstentions and broker non-votes in determining whether a quorum is present. If we do not have a quorum, we may postpone the Annual Meeting until stockholders holding the requisite number of shares of Common Stock are present or represented by proxy.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of October 27 2004, certain information concerning the ownership of shares of Common Stock by (i) each person or group that we know owns beneficially more than five percent of the issued and outstanding shares of Common Stock, (ii) each director and nominee for director,
(iii) each named executive officer described in "Compensation of Executive Officers" below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to his or its shares of Common Stock shown.


                                                                                               Percentage of
                                                                                               Common Stock
                                                                                               Beneficially
            Name and Address of Beneficial Owner (1)                      TOTAL                Owned (2) (3)
-----------------------------------------------------------------   -------------------    ----------------------

F. William Capp                                                              1,686,265                      3.7%
William J. Driscoll                                                                 --                         *
Richard Hockney                                                                282,991                         *
Matthew L. Lazarewicz                                                          857,861                      1.9%
James M. Spiezio                                                               789,819                      1.8%
Stephen P. Adik                                                                100,000                         *
Philip J. Deutch (6)                                                           110,000                         *
Jack P. Smith (4)                                                              134,806                         *
Kenneth M. Socha (6)                                                           110,000                         *
William E. Stanton (5)                                                         121,000                         *
Perseus L.L.C. (6)                                                          12,014,944                     25.0%
The Beacon Group Energy Investment Fund II, L.P. (7)                         3,055,856                      6.9%
All directors and executive officers as a group (8 persons)                  3,909,751                      8.4%

--------------
*   Less than 1%.

(1) The address for all executive officers, directors, and Chief Engineer is c/o Beacon Power Corporation, 234 Ballardvale Street, Wilmington, MA 01887. Messrs. Capp, Lazarewicz, and Spiezio are executive officers of Beacon. Mr. Driscoll is a former executive officer of Beacon. His address is 15 Robinson Road, Westford, MA 01886. Mr. Hockney is chief engineer at Beacon. Messrs. Adik, Capp, Deutch, Smith, Socha and Stanton are directors of Beacon.

(2) The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to those securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after October 27, 2004 through the exercise of any warrant, stock option or other right. The inclusion in this proxy statement of these shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying warrants or options held by that person that are exercisable or convertible within 60 days of October 27, 2004, but excludes shares of common stock underlying warrants or options held by any other person.

(3) Includes the following number of shares of common stock issuable upon the exercise of stock options which may be exercised on or before December 26, 2004: Mr. Capp, 1,500,000; Mr. Hockney, 153,000; Mr. Lazarewicz, 646,666;
     Mr. Spiezio,  683,333; Mr. Adik, 100,000;  Mr. Deutch,  110,000; Mr. Smith,
     133,306; Mr. Socha, 110,000; and Mr. Stanton, 120,000.

(4) Includes 500 shares of common stock held by Mr. Smith's son. Mr. Smith disclaims beneficial ownership over these shares.

(5) Includes 1,000 shares of common stock held by Mr. Stanton's wife. Mr. Stanton disclaims beneficial ownership over these shares.

(6) Includes shares of common stock issuable upon exercise of warrants to purchase 4,512,593 shares of common stock. Perseus L.L.C.'s address is 2099 Pennsylvania Avenue, N.W., Suite 900, Washington, DC 20006. Mr. Philip J. Deutch and Mr. Kenneth M. Socha, members of the Board of Directors of the Company, are also Managing Director and Senior Managing Director, respectively, of Perseus L.L.C. Messrs. Deutch and Socha disclaim beneficial ownership of all the shares of common stock held by Perseus L.L.C. other than shares in which they may have a pecuniary interest.

(7) Includes shares of common stock issuable upon exercise of warrants to purchase 1,018,000 shares of common stock. Beacon Group's address is 399 Park Avenue, New York, NY 10022.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The Board of Directors has nominated the persons named below for election at the Annual Meeting as directors. The directors who are elected shall hold office until his respective successor shall have been duly elected and qualified. In accordance with Delaware General Corporation Law, the nominees for director need a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting in order to gain election.

     The nominees are members of the present Board. The nominees for director have consented to being named as nominees in this Proxy Statement and have agreed to serve as directors, if elected at the Annual Meeting. The persons named in the proxy intend to vote for the following nominees.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

Stephen P. Adik, age 62 (director since 2004)
Audit committee
Mr. Adik served as Vice Chairman at NiSource Inc., (NYSE: NI), a Fortune 500 electric, natural gas and pipeline company, from December 2000 until his retirement in December 2003. He joined NiSource in 1987 as Vice President and general manager, Corporate Support Group, and later held positions of Senior Executive Vice President and Chief Financial Officer. At NiSource, he helped grow the company's market capitalization from $600 million to the current value of approximately $5.6 billion. Before joining the energy industry in 1983, Mr. Adik also had more than 20 years of operating and financial experience in the transportation industry. His industry affiliations have included the American Gas Association, Edison Electric Institute and the Midwest Gas Association. He is currently a member of the boards of NiSource, Inc., and the Chicago SouthShore and South Bend Railroad. He was also recently nominated to the board of North Western Corp, an electric and natural gas company serving Montana, South Dakota and Nebraska. Mr. Adik holds a degree in mechanical engineering from the Stevens Institute of Technology, and an MBA degree in finance from Northwestern University.

Jack P. Smith, age 56 (director since 2001)
Audit committee, Compensation committee
Mr. Smith is Chairman, Director and co-owner of SilverSmith Inc, a producer of natural gas well metering and automated data reporting systems. With partner, Mr. David Silvers, Smith founded SilverSmith Inc. in 2003. Prior to his current connection with SilverSmith, Smith was President and CEO of More Space Place, Inc., a leading producer and retailer of furniture system solutions. Currently located mainly in Florida, the company has several retail locations in other states as well. Prior to More Space Place, Inc., Mr. Smith served as President and Chief Executive Officer of Holland Neway International in Muskegon, Michigan, a leading designer and manufacturer of suspension systems and brake actuators for the commercial vehicle market. In 2000, this 650-person company had worldwide sales of $200 million. During his tenure, Smith was responsible for growing sales of Holland Neway (formerly Neway Anchorlok International) from $70 million to $200 million. In 1995, Smith led a successful management buyout of the company with equity partner Kohlberg Kravis Roberts. From 1992 to 1999, this and an earlier buyout transaction generated an equity return of over $110 million. Smith also held the positions of Vice President of Engineering and Quality Assurance at Neway Anchorlok International and directed the engineering and quality assurance departments. Earlier, he was Chief Engineer. From 1972 to 1982, Smith was Design Group Leader at the Ford Motor Company - Heavy Truck Division, in Dearborn, Michigan, where he also held positions as project engineer, and product planning analyst. Smith also serves on the board of directors of Bissell Corporation in Grand Rapids, Michigan, SRAM Corporation in Chicago and Weasler Engineering in Wisconsin. He is a Trustee of Grand Valley State University Foundation. A resident of Grand Rapids, Michigan, Smith attended the University of Michigan where he earned bachelor's (1970) and master's (1971) degrees in mechanical engineering and an MBA (1979.)


Kenneth M. Socha, age 58 (director since 1998)
Compensation Committee, Audit Committee
Mr. Socha has served as Senior Managing Director of Perseus L.L.C. since 1996. From 1985 to June 1988, he practiced law as a Partner in the New York office of Lane & Edson. He became a partner of Dewey Ballantine in New York City in 1988. Mr. Socha left Dewey Ballantine in February 1992 to join Rappahannock Investment Company, the predecessor of Perseus L.L.C. on a full-time basis. Mr. Socha is a director of five private companies in which Perseus has investments. He is a graduate of the University of Notre Dame and the Duke University School of Law.

              CERTAIN INFORMATION REGARDING OUR BOARD OF DIRECTORS

Board Composition

     We now have a board of six members, five of whom are non-employee directors. The directors elected at this meeting will be for a term that expires at the third succeeding annual meeting of our stockholders after their election. Shareholders may communicate directly with the board of directors by writing to
F. William Capp at the Company's headquarters located at 234 Ballardvale Street, Wilmington, MA 01887-1032.

     Members of the current board of directors with terms that expire after 2004 are as follows:


F. William Capp, age 56  (director since 2001)
Mr. Capp has served as our President and Chief Executive Officer since December 1, 2001 when he joined Beacon Power. Prior to joining Beacon Power, Mr. Capp was the President of the Telecommunications group of Bracknell Corporation, a company that provided infrastructure for the telecommunications industry with annual sales of $350 million and 30 regional offices in the US and Canada. From 1997-2000, Mr. Capp served as the President of a division of York International where he increased aftermarket sales by over 50% from 1997 to 1999, which were the two most profitable years in that division's history. From 1978-1997, Mr. Capp held numerous positions at Ingersoll Rand. From 1992-1997, he served as Vice President and General Manager of the Compressor Division were he was responsible for an operation with over 700 employees. He managed a complex supply chain including over $100 million in purchases from a variety of companies. From 1989-1992, Mr. Capp was the Vice President of Technology for the Torrington Company, which is a $900 million manufacturer of bearings and precision components to the automotive and other industries worldwide. Mr. Capp assisted in the development of new products, new manufacturing technologies and project management. He also held numerous other engineering positions within Ingersoll Rand. Prior to joining Ingersoll Rand in 1978, he worked for Ford's Truck Division in such positions as project engineering, supervisor, and product planning. Mr. Capp received his Bachelor of Science in Aeronautical Engineering from Purdue University, a Master of Business Administration and a Master Degree in Mechanical Engineering from the University of Michigan. He also has his Black Belt Training Program from the American Society for Quality. Mr. Capp's term of office expires in 2005.



Philip J. Deutch, age 39 (director since 1998)
Nominating committee
Mr. Deutch has served as a Managing Director of Perseus L.L.C. since 1997. In this position, Mr. Deutch has led Perseus' investments in numerous energy technology companies. Prior to joining Perseus, Mr. Deutch was an attorney at Williams & Connolly LLP. and worked in the Mergers and Acquisitions Department of Morgan Stanley & Co. in New York City. In this position, Mr. Deutch was a member of execution teams for acquisitions, divestitures, and leveraged buyouts. Mr. Deutch is a graduate, with distinction, of Stanford Law School and of Amherst College where he was elected a member of Phi Beta Kappa. Mr. Deutch serves on the board of directors of Evergreen Solar, Inc., the City Lights School, and the International Center for Research on Women. Mr. Deutch's term of office expires in 2005.

William E. Stanton, age 61 (1997)
Nominating committee
Mr. Stanton has been a director of the Company since its formation in 1997. He served as the President and CEO of the Company from January 1998 through December of 2001. Prior to joining Beacon, Mr. Stanton was the Chief Operating Officer of SatCon Technology Corporation ("SatCon") from September 1995 to May 1997, where he managed operations and the strategy development to shift SatCon from a contract research and development company to a commercial product organization. This strategy included the formation of Beacon Power. Prior to joining SatCon, Mr. Stanton, in his 26 years at the Charles Stark Draper Laboratory, held the positions of Vice President of Operations, Vice President of Corporate Development , Director of New Programs, Director of Avionics
Programs, Avionics Program Manager, Director of Electronics Engineering, Principal Engineer, and Electronics Engineer. Mr. Stanton is on the board of his home owners association, was a founder and director of an in-school child-care center, and owned and operated residential rental property. He received a
Bachelor's Degree in Electrical Engineering from the University of Maine, a Master's Degree in Instrumentation and Control from the Massachusetts Institute of Technology, and a Master's in Business Administration from the Harvard Business School. Mr. Stanton's term of office expires in 2006.

     There are no family relationships among any of our directors or executive officers.

Meetings and Committees

General.

     The board of directors held a total of 16 meetings during 2003. Each member of the board of directors attended at least 75% of the aggregate number of meetings of the board of directors and each committee on which he or she served. Our board of directors has an audit committee, a compensation committee and a nominating committee. No member of the audit or compensation committee is an employee of Beacon.

Audit Committee.

     The Audit Committee members are Messrs. Adik, Smith and Socha. Under NASDAQ audit committee rules for Small Business filers, Beacon's audit committee must have at least three members, of which two must be "independent." Both, Messrs. Smith and Adik qualify as "independent" as defined in those new standards. Mr. Socha is an affiliated person and therefore does not meet the "independent" requirement. Mr. Adik is qualified as an Audit Committee Financial Expert. The Committee is appointed by and reports to the Board of Directors. Its responsibilities include, but are not limited to, the appointment, compensation and dismissal of the independent auditors, review of the scope and results of the independent auditors' audit activities, evaluation of the independence of the independent auditors, and review of the Company's accounting controls and policies, financial reporting practices and the internal audit control procedures and related reports of the Company. During the last fiscal year, the Audit Committee held four meetings that were not part of a full meeting of the board of directors.

Compensation Committee.

     The current Compensation Committee members are Messrs. Smith and Socha. The Compensation Committee has the authority to set the compensation of Beacon's Chief Executive Officer and all executive officers and has the responsibility to review the design, administration and effectiveness of all programs and policies concerning executive compensation and establishing and reviewing general policies relating to compensation and benefits of employees. The Committee administers Beacon's Second Amended and Restated 1998 Stock Incentive Plan, Employee Stock Purchase Plan and its Restricted Stock Unit Incentive Plan. The Committee consists of two non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission. The Compensation Committee held no formal meetings during the last fiscal year that were not part of a full meeting of the board of directors.

Nominating Committee.

     The members of the Nominating Committee are responsible for recommending nominee directors to our board of directors. The charter for the nominating committee can be found on the Company's web site at www.beaconpower.com. The board as a whole then reviews the qualifications of nominee directors and recommends to the stockholders the election of our directors. A stockholder may nominate a person for election as a director by complying with Section 2.2 of our By-Laws, which provides that advance notice of a nomination must be delivered to Beacon and must contain the name and certain information concerning the nominee and the stockholders who support the nominee's election. A copy of this By-Law provision may be obtained by writing to Beacon Power Corporation,
Attn: James M. Spiezio, Secretary, 234 Ballardvale Street, Wilmington, MA 01887. Director nominees submitted by shareholders will be considered on the same terms as other nominees. The current members of the nominating committee are Messrs. Stanton and Deutch. The Nominating Committee held no meetings during the last fiscal year that were not part of a full meeting of the board of directors.

Director Compensation.

     The Company has adopted a revised compensation package that consists of stock options and cash designed to compensate board members who are not employees ("non-employee directors"). All non-employee directors serving on the board of directors receive a one-time grant of options to purchase 100,000 shares of the Company's common stock that vest daily over an 80 day period and an exercise price equal to the fair market value of the common stock on the date of grant. Options under this program were granted on October 13, 2004 and November 2, 2004. On a yearly basis each non-employee director will receive additional options to purchase 10,000 shares of the Company's common stock that vest monthly over a 12-month period and have an exercise price equal to the fair market value of the common stock on the date of grant. Through September of 2004, the compensation package had been all non-employee directors serving on the board of directors received options to purchase 10,000 shares of the Company's common stock that vest monthly over a 12-month period and an exercise price equal to the fair market value of the common stock on the date of grant. On the anniversary date of each particular non-employee director's appointment to the Company's board, each non-employee director will receive additional options to purchase 10,000 shares of the Company's common stock that vest monthly over a 12-month period and have an exercise price equal to the fair market value of the common stock on the date of grant.

     Non-employee directors also receive an annual retainer of $10,000, payable quarterly, plus $2,000 for each board of directors meeting attended in person and $500 for each meeting attended by telephone. Audit committee members receive an annual retainer of $50,000 for 2003 and $30,000 for 2004 payable quarterly plus $500 per meeting. The board of directors will establish audit committee retainers for years subsequent to 2004 during 2004. All other committee members receive $500 per meeting. Directors are reimbursed for reasonable out-of-pocket expenses incurred in the performance of their duties. Messrs. Socha and Deutch have elected not to accept retainers or meeting fees for their participation as board and committee members.


Limitation of Liability and Indemnification

     Our certificate of incorporation limits the liability of our directors, officers and various other parties whom we have requested to serve as directors, officers, trustees or in similar capacities with other entities to us or our stockholders for any liability arising from an action to which such persons are a party by reason of the fact that they were serving us or at our request to the fullest extent permitted by the Delaware General Corporation Law.

     We have entered into indemnification agreements with our directors and officers. Subject to certain limited exceptions, under these agreements, we will be obligated, to the fullest extent permitted by the Delaware General Corporation Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers. We also maintain liability insurance for our directors and officers in order to limit our exposure to liability for indemnification of our directors and officers.

Term of Office for our Executive Officers

     Our officers serve until their successors are appointed by our board of directors.

                       COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

     The following table sets forth the total compensation paid in the years ended December 31, 2003, 2002 and 2001 to our chief executive officer and four of our other executive officers whose aggregate compensation exceeded $100,000 in 2003.

                         SUMMARY COMPENSATION TABLE (1)

                                                   Annual Compensation                             Long Term Compensation
                                          ---------------------------------------------- -------------------------------------------
                                                                                                     Awards                Payouts
                                                                                         ------------------------------ ------------
                                                                                           Restricted      Securities
                                                                          All Other (2)       Stock        Underlying        LTIP
         Name and Principal Position         Year     Salary     Bonus    Compensation       Awards         Options         Payouts
-------------------------------------------------- ----------- ---------- -------------- -------------- -------------- -------------
F. William Capp (3)                          2003    $220,000     $    -     $   71,335     $  225,217              -        $    -
President and Chief Executive Officer        2002    $220,000     $    -     $  212,685     $        -              -        $    -
                                             2001    $ 12,692   $ 90,000     $    2,765     $        -        900,000        $    -

Matthew L. Lazarewicz (4)                    2003    $157,500   $ 20,000     $    1,077     $  108,422              -        $    -
Vice  President and Chief Technical Officer  2002    $157,500   $ 32,573     $    1,073     $        -         80,000        $    -
                                             2001    $150,000   $ 35,000     $    1,073     $        -              -        $    -

James M. Spiezio (5)                         2003    $168,000   $ 25,200     $    3,103     $  125,183              -        $    -
Vice President of Finance, Chief Financial   2002    $168,000   $ 51,094     $    3,094     $        -         80,000        $    -
Officer, Treasurer and Secretary             2001    $160,000   $      -     $    3,094     $        -              -        $    -

William J. Driscoll (6)                      2003    $ 87,404   $      -     $        -     $        -              -        $    -
Former Vice President of Engineering         2002    $145,769   $ 21,839     $        -     $        -        100,000        $    -
                                             2001    $ 37,500   $      -     $        -     $        -         50,000        $    -

Richard L. Hockney (7)                       2003    $114,400   $  2,500     $        -     $   27,706              -        $    -
Chief Engineer                               2002    $ 97,223   $      -     $        -     $        -         25,000        $    -
                                             2001    $ 70,548   $      -     $        -     $        -          3,000        $    -
----------------------

(1) Columns required by the rules and regulations of the Securities and Exchange Commission that contain no entries have been omitted.
(2) Amounts represent term life insurance premiums paid by the executive and reimbursed by Beacon plus an amount to reimburse the executive for taxes paid on the amount of the premium. Mr. Capp also received other compensation relating to realtor expenses and temporary living costs and the related taxes on these items. For 2003 Mr. Capp's temporary living and relocation expenses were $40,499, Company paid life insurance premiums were $2,480, and the related taxes were $28,356. For 2002 Mr. Capp's temporary living and relocation expenses were $32,361, realtor expenses were $83,763, life insurance premiums were $2,480 and the related taxes were $94,081. For 2001 Mr. Capp received life insurance premiums of $2,262 and the related taxes were $503.
(3) The Company hired Mr. Capp in December 2001. At the time of his employment, Mr. Capp received 900,000 stock options with a strike price of $.89. One-third of these options vested immediately with the remainder vesting over a two year period. These options expire ten years from the date of issuance.
(4) The Company hired Mr. Lazarewicz in February 1999. On March 15, 2002 Mr. Lazarewicz received 80,000 stock options with a strike price of $.70. One-third of these options vested immediately with the remainder vesting over a two year period. These options expire ten years from the date of issuance.
(5) The Company hired Mr. Spiezio in May 2000. On March 15, 2002 Mr. Spiezio received 80,000 stock options with a strike price of $.70. One-third of these options vested immediately with the remainder vesting over a two year period. These options expire ten years from the date of issuance.
(6) Mr. Driscoll resigned from the Company in May 2003. All of Mr. Driscoll's options have expired.
(7) Mr. Hockney has been an employee of the Company from its incorporation. On March 15, 2002 Mr. Hockney received 25,000 stock options with a strike price of $.70. One-third of these options vested immediately with the remainder vesting over a two year period. On August 2, 2001 Mr. Hockney received 3,000 stock options with a strike price of $5.27 with a three year vesting schedule. Mr. Hockney's options expire ten years from the date of issuance.


Executive Employment Agreements.

The Company has employment agreements with Messrs. Capp, Lazarewicz and Spiezio. In addition to the benefits described below, each executive is entitled to receive group health and dental benefits, group long and short term disability insurance coverage, 401(k) plan and stock plan participation, paid vacation and life insurance.

Mr. Capp

The term of the agreement is from December 1, 2003 to December 31, 2004. In 2004 Mr. Capp is entitled to salary of $240,000 and a bonus of $240,000 if Mr. Capp achieves the performance goals set by the Board (which bonus may be more if the goals are exceeded or less if they are not reached). If the agreement is terminated by Mr. Capp without good reason (generally, a diminution of his duties or title, a breach of this agreement by the Company, a change of the Company's location, a sale of the Company or his removal from the Board) or by the Company for cause (generally, fraud or embezzlement, failure to cure a breach of this agreement within 30 days after notice, a material breach of a material Company policy or willful misconduct), then Mr. Capp will be entitled to his salary up to the date of termination. If the agreement is terminated by the Company without cause or by Mr. Capp for good reason, then Mr. Capp will be entitled to the remainder of his salary for the term and the portion of $225,217 equal to the percentage of the term that has elapsed (but not to exceed
$192,000). In the event of Mr. Capp's death or disability, he or his estate shall be entitled to three months' salary. If the Company fails to offer Mr. Capp a new employment agreement by the end of the term, or if he continues thereafter as an employee-at-will, then he will be entitled to receive the same amount in 2005 as he received in 2004.

Mr. Lazarewicz

The term of the agreement is from October 25, 2002 to December 31, 2004. In 2004 Mr. Lazarewicz is entitled to salary of $167,000 per year and, at the discretion of the Board, a bonus. If the agreement is terminated by Mr. Lazarewicz without good reason (generally, a diminution of his duties or title, a breach of this agreement by the Company, a change of the Company's location, a sale of the Company or his removal from the Board) or by the Company for cause (generally, fraud or embezzlement, failure to cure a breach of this agreement within 30 days after notice, a material breach of a material Company policy or willful misconduct), then Mr. Lazarewicz will be entitled to his salary up to the date of termination. If the agreement is terminated by the Company without cause or by Mr. Lazarewicz for good reason, then Mr. Lazarewicz will be entitled to one years' salary and the portion of $108,422 equal to the percentage of the term that has elapsed (but not to exceed $78,750). In the event of Mr. Lazarewicz 's death or disability, he or his estate shall be entitled to three months' salary. In addition, in the event of Mr. Lazarewicz's death or disability or the termination by the Company without cause or by Mr. Lazarewicz for good reason, the vesting of his stock options accelerates. If the Company fails to offer Mr. Lazarewicz a new employment agreement by the end of the term, or if he continues thereafter as an employee-at-will, then he will be entitled to receive the same amount in 2005 as he received in 2004.

Mr. Spiezio

The term of the agreement began on October 25, 2002 and continues until it is terminated. In 2004 Mr. Spiezio is entitled to salary of $178,500 per year and, at the discretion of the Board, a bonus. If the agreement is terminated by Mr. Spiezio without good reason (generally, the Company's material breach of the agreement or a change of the Company's location) or by the Company for cause (having the same meaning as in Mr. Capp's agreement) then Mr. Spiezio will be entitled to his salary up to the date of termination. If the agreement is terminated by the Company without cause or by Mr. Spiezio for good reason, then Mr. Spiezio will be entitled to 48 weeks' salary. In the event of Mr. Spiezio's death or disability, he or his estate shall be entitled to three months' salary.

Equity compensation plan information

The following table gives information about equity awards under the Company's stock option plan and employee stock purchase plan, as of December 31, 2003.

----------------------------------------------------------------------------------------------------------------
                                Number of securities to be  Weighted average exercise
                                 issued upon exercise of      price of outstanding      Number of securities
                                  outstanding options,       options, warrants and     remaining available for
         Plan category             warrants and rights               rights                future issuance
----------------------------------------------------------------------------------------------------------------
                                           (a)                       (b)                        (c)
----------------------------------------------------------------------------------------------------------------
Equity compensation plans                               --           $            --                         --
approved by security holders
----------------------------------------------------------------------------------------------------------------
Equity compensation plans not                    2,815,929           $          1.59                  5,653,593
approved by security holders
----------------------------------------------------------------------------------------------------------------
Total                                            2,815,929           $          1.59                  5,653,593
----------------------------------------------------------------------------------------------------------------

For additional information concerning the Company's equity compensation plans, see discussion in footnotes 8, 9 and 10 to the Company's consolidated financial statements, Stock Options, Employee Stock Purchase Plan and Restricted Stock Units on pages 46 and 47 of the Company's annual report on form 10-K/A for 2003, which is incorporated by reference.


Option Grants in Last Fiscal Year

There were no options granted to executive officers of the Company during the fiscal year ending December 31, 2003.


Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


                                                        Number of Securities Underlying      Value of Unexercised in-the-money
                              Shares                    Unexercised Options at Year End             Options at Year End
                            Acquired on     Value     ----------------------------------- -------------------------------------
                             Exercise      Realized     Exercisable       Unexercisable       Exercisable        Unexercisable
                            ------------- ----------- ----------------- ----------------- -------------------- ----------------
F. William Capp                        -       $   -           900,000                  -         $   180,000        $        -
Matthew L. Lazarewicz                  -       $   -           269,999             26.667         $    54,133        $    10,400
James M. Spiezio                       -       $   -           206,666             26,667         $    20,800        $    10,400
William J. Driscoll                    -       $   -                 -                  -         $         -        $        -
Richard L. Hockney                     -       $   -            18,667              9,333         $     6,500        $     3,250

Total value of exercisable and unexercisable options is derived from the difference between the fair market value ($1.09 as of December 31, 2003) of the Company's stock and the exercise price of the options at fiscal year-end.

Long-Term Incentive Plans -- Awards in Last Fiscal Year


                                                                               Estimated Future Payouts
                                                Performance or            Under Non-Stock Price Based Plans*
                              Number             Period Until          ----------------------------------------
                             of Units               Payout               Threshold     Target      Maximum
                          --------------- ---------------------------  -------------- ---------- --------------

F. William Capp                  206,621     Quarterly during 2004               100%      100%           100%
Matthew L. Lazarewicz             99,470     Quarterly during 2004               100%      100%           100%
James M. Spiezio                 114,847     Quarterly during 2004               100%      100%           100%
William J. Driscoll                    -              N/A                          0%        0%             0%
Richard L. Hockney                25,418     Quarterly during 2004               100%      100%           100%

     See note 10 on page 47 of the Company's annual report on form 10-K/A for 2003, which is incorporated by reference, for a full description of the Company's long-term incentive plan.


                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee of Beacon's board of directors (the "Committee") has the authority to set the compensation of Beacon's Chief Executive Officer and all executive officers and makes the following report for the year 2003. The Committee has the responsibility to review the design, administration and effectiveness of all programs and policies concerning executive compensation. The Committee administers Beacon's Second Amended and Restated 1998 Stock Incentive Plan. The Committee also administers Beacon's Employee Stock Purchase Plan and Restricted Stock Unit Incentive Plan. In addition, the Committee has responsibility for the review and approval of the Management Incentive Program(s) to be in effect for the Chief Executive Officer, executive officers and key employees each fiscal year. The Committee is composed of two independent, non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission.

General Compensation Philosophy.

     Beacon operates in the competitive and rapidly changing power technology industry. The Committee strives to maintain compensation programs that allow Beacon to respond to the competitive pressures within this industry. Beacon's compensation philosophy is to offer compensation opportunities that are linked to Beacon's business objectives and performance, individual performance and contributions to Beacon's success, and enhanced shareholder value. These compensation opportunities are intended to be competitive within this industry and enable Beacon to attract, retain and motivate the management talent necessary to achieve Beacon's overall business objectives and ensure Beacon's long-term growth.

Compensation Components.

     It is the Committee's objective to have a substantial portion of each executive officer's compensation opportunity conditional ("at risk") upon Beacon's performance, as well as his or her contribution to Beacon's meeting its objectives and to design a total compensation and incentive structure to motivate and reward success, balancing short and long-term goals. Beacon's executive compensation program consists of three major components: (i) base salary; (ii) an annual management incentive bonus; and (iii) long-term incentives. The second and third elements constitute the "at risk" portion of Beacon's overall compensation program.

Base Salary.

     The Committee annually reviews each executive officer's base salary. The base salary for each officer reflects the salary levels for comparable positions in the industry and in published surveys. These surveys include companies with whom Beacon competes for senior-level executives. In addition, the Committee considers the executive's individual performance and Beacon's success in achieving the annual business objectives. The Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. The relative weight given to each factor varies with each individual in the sole discretion of the Committee. Each executive officer's base salary is adjusted each year on the basis of (i) the Committee's evaluation of the officer's personal performance for the year and
(ii) the competitive marketplace for persons in comparable positions. The Committee attempts to fix base salaries on a basis generally in line with base salary levels for comparable companies.

Annual Management Incentive Bonus.

     The annual management incentive bonus is the first "at risk" executive compensation element in Beacon's executive compensation program. At the beginning of each year, the Committee establishes objectives for the management incentive bonus program drawn from the fiscal year business plan approved by the Board of Directors. Additionally, at the beginning of each year, the Committee establishes bonus award targets for the Executive Officers. The bonus plan has a threshold level of performance by Beacon that must be achieved before any bonuses are awarded. The bonus amounts payable to each Executive Officer are then determined by considering Beacon's performance and individual performance. In 2003 the Committee established a restricted stock unit ("RSUs") plan for 2003 and 2004 that provides bonuses in the form of deferred stock in lieu of cash. Under this plan, Executive Officers, based on performance, receive RSUs that are converted into shares of the Company's common stock in the fiscal year following the fiscal year of performance. The RSUs earned in 2003 by the Executive
Officers are listed in the summary Compensation Table set forth in the Aggregated Option/SAR Exercises table in this Proxy.

Long-Term Incentive Program ("LTIP").

     The LTIP is the second "at risk" element of Beacon's compensation program in which executive officers and all other employees participate. This program has consisted solely of stock options. The Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the shareholders, which bring into balance short and long-term compensation with Beacon's goals, fostering the retention of key executive and management personnel, and stimulating the achievement of superior performance over time. Awards to executives are based upon criteria which include an individual's current position with Beacon, total compensation, unvested stock options, the executive's performance in the recent period, expected contributions to the achievement of Beacon's long-term performance goals, and current competitive practice. The relative weight given to each of these factors will vary from executive to executive at the Committee's discretion. After giving consideration to the criteria deemed relevant by the Committee, including prior option grants made to Beacon executives, a competitive analysis of Beacon's option program and overall compensation programs against the programs of companies of similar size and industry, and the recommendations of Beacon's management, the Committee approved the stock option grants to the Executive Officers listed in the summary Compensation Table set forth in the Aggregated Option/SAR Exercises table. Stock options were granted at exercise prices equal to the fair market value of the stock at the effective date of the grant, become exercisable over three years and have a term of ten years.

Compensation of Chief Executive Officer.

     F. William Capp, Beacon's Chief Executive Officer and President, receives competitive compensation and regular benefits in effect for senior executives of Beacon. Mr. Capp's base salary will be reviewed annually and adjusted as determined on the same basis as other senior executives of Beacon, based on the factors noted above in "Compensation Committee Report - Base Salary". Mr. Capp also received a cash bonus at the beginning of his employment with Beacon in the amount of $90,000. This amount was determined by the Committee as part of his offer for employment. In addition to such cash compensation, Mr. Capp also received options to acquire an aggregate of 900,000 shares of Common Stock at exercise prices equal to the fair market value of the Common Stock on the date of grant. The vesting of all of such options accelerates upon a sale of Beacon.

Employee Stock Purchase Plan.

     Beacon  maintains an employee  stock  purchase  plan that  qualifies  under
Section 423 of the Internal Revenue Code and permits substantially all of its employees to purchase shares of its common stock. Participating employees may purchase common stock at a purchase price equal to 85% of the lower of the fair market value of the common stock at the beginning of an offering period or on the exercise date. Employees may designate up to 15% of their base compensation for the purchase of common stock under this plan. Beacon's executive officers are eligible to participate in this program, subject to any applicable tax laws.

Retirement Plans.

     Beacon maintains a plan that complies with the provisions of Section 401(k) of the Internal Revenue Code. Substantially all U.S. employees are eligible to participate in this plan, and eligibility for participation commences upon hiring. Beacon's executive officers are eligible to participate in this program, subject to any applicable tax laws. Each participant in the Plan may elect to contribute a percentage of his or her annual compensation to the Plan on a pre-tax basis up to the annual limit established by the Internal Revenue Service. The Company matches employee contributions at a rate of 50% up to the first 6% of the employee's contributions. The Company may also elect to make a profit-sharing contribution at the discretion of the Board of Directors. Employee contributions are fully vested. Company matching and profit sharing contributions vest 20% after two years of service consisting of at least 1,000 hours per calendar year and 20% annually thereafter.

Compliance with Internal Revenue Code Section 162(m).

     Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Beacon's Second Amended and Restated 1998 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Cash and other non-performance based compensation paid to Beacon's executive officers for fiscal 2002 did not exceed the $1 million limit per officer, and the Committee does not anticipate that the non-performance based compensation to be paid to Beacon executive officers will exceed that limit. Because it is unlikely that the cash compensation payable to any of Beacon's executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to Beacon's executive officers. The Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align Beacon's performance and the interests of Beacon's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.


                                       Submitted by the Compensation Committee:

                                       Kenneth M. Socha, Chairman
                                       Jack P. Smith


                             AUDIT COMMITTEE REPORT

     The Audit Committee of Beacon's board of directors is composed of three members and acts under a written charter first adopted and approved by the board of directors on October 18, 2000, a copy of which is attached as Annex A to this proxy statement. Two members of the Audit Committee are independent directors, as defined by its charter and the rules of the SEC and NASDAQ.

     In connection with the preparation and filing of our Annual Report on Form 10-K/A for the year ended December 31, 2003, the Audit Committee (i) reviewed and discussed the audited financial statements with management, (ii) discussed with Deloitte & Touche LLP, our independent auditors for the fiscal year ending December 31, 2003, the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented) and (iii) received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented) and discussed the independence of Deloitte & Touche LLP with Deloitte & Touche LLP. Based on the review and discussions referred to above, among other things, the Audit
Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2003.

                                       Submitted by the Audit Committee:

                                       Stephen P. Adik, Chairman
                                       Jack P. Smith
                                       Kenneth M. Socha



                             CORPORATE PERFORMANCE

     The line graph below compares the cumulative total stockholder return for the year ended December 31, 2003 of our common stock against the cumulative total return of the Nasdaq Stock Market Index and the Dow Jones Utility Average. The graph and table assume that $100 was invested on January 1, 2003, in each of our common stock, the Nasdaq Stock Market Index and the Dow Jones Utility Average, and that all dividends were reinvested. No cash dividends have been declared on our common stock.

           EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                [OBJECT OMITTED]

                         1/1/2003   3/31/2003  6/30/2003  9/30/2003  12/31/2003
                       --------------------------------------------------------

Beacon Power Corporation   100.00       80.95     133.33     361.90      519.05

DJ Utility Index           100.00       96.65     116.64     116.45      124.02

Nasdaq Composite           100.00      100.42     121.51     133.80      150.01


     * Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities ("Insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us and on written representations from our Insiders, we believe that during 2003 all of our Insiders met their Section 16(a) filing requirements with the following exception: eight sales by SatCon Technology Corp. from June 11, 2003 through July 15, 2003 of 4,705,910 shares reported on Form 4 on September 17, 2003.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Strategic Investment

     On May 15, 2003, the Company invested $1,000,000 in Series A Preferred Stock of Evergreen Solar, Inc., a public company that specializes in renewable energy sources, in order to develop a strategic relationship with that company. This investment was part of a larger financing provided by several investors. The Company made its investment on the same terms as the other investors in this financing. The Company purchased 892,857 shares of Series A Preferred Stock of Evergreen, for $1.12 per share. In addition the Company also purchased a three-year warrant exercisable for 2,400,000 shares of Evergreen's common stock. The warrant has a purchase price of $100,000 and a cash exercise price of $3.37 per share. On October 18, 2004, the warrant was amended to provide for a term of approximately three years and three months. Evergreen's financing was a private placement of $29.475 million of its Series A Preferred Stock and the above warrant. Perseus 2000, L.L.C., an affiliate of one of the Company's stockholders, Perseus L.L.C., invested $3 million in Evergreen's Series A Preferred Stock, and led the investor group in this financing. Mr. Philip J. Deutch and Mr. Kenneth M. Socha, members of the Board of Directors of the Company, are Managing Director and Senior Managing Director, respectively, of Perseus, L.L.C. Mr. Deutch led the Evergreen Series A Preferred financing and is one of four individuals from the Evergreen investor group to be added to the Board of Directors of Evergreen. Messrs. Deutch and Socha disclosed their possible conflict relating to this transaction, and abstained from voting on the matter. Beacon's participation in the transaction was evaluated, debated and approved by all the disinterested directors of the Company, after full disclosure of relevant facts and circumstances. Mr. Deutch does not participate in discussions concerning this strategic investment. During 2004, all the Company's holdings in Evergreen Series A Preferred Stock were converted into Evergreen common stock, and sold at various dates ending on October 13, 2004 for $3,000,937.

Advances to Certain Officers

     During 2001, the Company advanced approximately $785,000, in the aggregate, to three officers of the Company. These advances are interest bearing and secured by the officers' holdings of Beacon Power Corporation common stock and options and were provided to the officers to allow them to exercise stock options and in one case, to pay the related taxes. Through December 31, 2003, the Company had collected approximately $667,000 in principal payments on these advances. In June 2002, due to the current market value of the pledged securities and the uncertainty of collection of the advance, the Company took a charge in the amount of $426,000 to reserve the remaining balance of the advance to Mr. William Stanton, a director of the Company and its former CEO and president. During 2003, a portion of this reserve was reversed due to a partial repayment of $323,000 from the proceeds of the sale of the Beacon stock that secured the loan. The balance of this loan as of December 31, 2003 was $118,000, inclusive of interest. The unpaid balance of this loan is fully reserved, however, it has not been cancelled. Mr. Stanton continues to be a director of the Company. Mr. Stanton is providing consulting services to the Company and a portion of these fees are being applied to the outstanding balance of this loan. All other officers have paid their respective loan balances in full as of December 31, 2003.

Agreement with GE Corporation Research and Development

     As a result of the investment in Beacon by GE Capital Equity Investments, Inc., the Company entered into an agreement with GE Corporate Research and Development ("GE CR&D"), under which GE CR&D will provide the Company with technical expertise in controls and materials. Under the terms of that agreement, GE CR&D agreed to make available to Beacon up to $2,000,000 of its services at cost and the Company has issued GE Equity a warrant to purchase 240,000 shares of its common stock at an exercise price of $2.10 per share. Of these warrants, 120,000 vested immediately and 120,000 will vest ratably to the extent to which Beacon uses GE CR&D's services. This agreement terminates, and any unvested options are forfeited on October 24, 2005. Beacon did not engage GE CR&D for any services during 2003; thus no other warrants were vested during 2003.

                                   PROPOSAL 2

                      RATIFICATION OF SELECTION OF AUDITORS

     We are submitting for ratification at the Annual Meeting the selection, by a majority of the members of the Board who are not officers or employees of Beacon, of Miller Wachman LLP ("Miller Wachman") as independent auditors to audit the books and accounts of Beacon for the fiscal year ending December 31, 2004. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Miller Wachman will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders. Our former independent public accountants, Deloitte & Touche LLP ("Deloitte") will not be represented at the Annual meeting, and as such, will not be available to make any statement or respond to questions.

     Miller Wachman has advised us that neither it nor any of its members has any direct financial interest in Beacon as a promoter, underwriter, voting trustee, director, officer or employee.

Independent Public Accountants

     On August 27, 2004 our former independent auditors, Deloitte, informed us of its decision to resign from performing the review and audit of our books and accounts effective immediately. The decision to resign was solely that of Deloitte. Deloitte performed the review and audit of the Company's books and accounts for the fiscal year ending December 31, 2003 and 2002 and has performed quarterly reviews through June 30, 2004. Deloitte's report for 2003 and 2002 contained an unqualified opinion regarding the fair presentation of our financial statements, but Deloitte's 2003 audit report contained a modification paragraph expressing doubt about the Company's ability to continue as a going concern. There were no disagreements during the past two fiscal years between Deloitte and our management.

     Deloitte advised us that neither it nor any of its members has any direct financial interest in Beacon as a promoter, underwriter, voting trustee, director, officer or employee.

Principal Accounting Fees and Services

                         2003          2002
                     ------------- -------------

Audit Fees               $122,960      $123,920
Audit-Related Fees              -             -
Tax Fees                   78,480        41,760
All Other Fees                  -             -
                     ------------- -------------
Total Fees            $  201,440    $  165,680
                     ============= =============


     The Company had engaged Deloitte as its principal auditors since before its initial public offering in November 2000 through the date of their resignation, August 27, 2004.

Audit Fees

     The aggregate audit fees billed by Deloitte for the fiscal years ended December 31, 2003 and 2002 were $122,960 and $123,920, respectively. These fees include amounts for the audit of the Company's consolidated annual financial statements and the reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q, including services related thereto such as attest services and consents.

Audit-Related Fees

     There were no audit-related fees billed during the fiscal years ended December 31, 2003 and December 31, 2002.

Tax Fees

     The aggregate fees billed by Deloitte for tax services rendered for the fiscal years 2003 and 2002 were $78,480 and $41,760, respectively. These fees were for the preparation and filing of the 2001 and 2002 income tax return, developing estimated payments for 2003 income taxes, and tax advice related to the Company's restricted stock unit bonus program.

All Other Fees

     Other than the services performed above, there were no other fees billed for 2003 and 2002.

Audit Committee Pre-Approval Requirements

     The Audit Committee's charter provides that it has the sole authority to review in advance and grant any pre-approvals of (i) all auditing services to be provided by the independent auditor, (ii) all significant non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act of 1934, and (iii) all fees and the terms of engagement with respect to such services. All audit and non-audit services performed by Deloitte during fiscal 2003 were pre-approved pursuant to the procedures outlined above.

                                  OTHER MATTERS

     Management does not know of any matters that will be brought before the Annual Meeting other than those specified in the Notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the form of proxy, or their substitutes, will vote on such matters in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The Beacon 2003 Annual Report to Stockholders is provided to stockholders along with this form of Proxy and contains the financial statements of Beacon. The Annual Report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                         HOUSEHOLDING OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

     This year, a number of brokers with account holders who are Beacon stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your request to Beacon Power Corporation, Investor Relations, 234 Ballardvale Street, Wilmington, MA 01887, or contact Investor Relations at (978) 694-9121. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications, should contact their broker.

                  STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

     In order to be included in proxy materials for the 2005 Annual Meeting of Stockholders, stockholders' proposed resolutions must be received by Beacon at its offices, 234 Ballardvale Street, Wilmington, Massachusetts 01887 on or before December 24, 2004. Beacon suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of Beacon.

     If a stockholder of Beacon wishes to present a proposal before the 2005 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in Beacon's proxy statement and proxy card, such stockholder must give written notice to the Secretary of Beacon at the address noted above. The Secretary must receive such notice by January 21, 2005. If a stockholder fails to provide timely notice of a proposal to be presented at the 2005 Annual Meeting of Stockholders, the proxies designated by the Board of Directors of Beacon will have discretionary authority to vote on any such proposal.

                                       By order of the Board of Directors,

                                       Beacon Power Corporation

                                       /s/F. William Capp
                                       F. William Capp
                                       President and Chief Executive Officer

Wilmington, Massachusetts
November 8, 2004

                                                                        ANNEX A



                            Beacon Power Corporation

                             AUDIT COMMITTEE CHARTER


                                    ARTICLE I
                                     PURPOSE

The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Beacon Power Corporation, a Delaware corporation (the
"Corporation"), is to provide assistance to the Board in fulfilling their responsibility to the stockholders, potential stockholders and the investment community relating to the corporate accounting and reporting practices of the Corporation, and the quality and integrity of financial reports of the Corporation. In so doing, it is the objective of the Committee to establish and maintain free and open communication between the Corporation's directors, independent auditors, internal auditors and financial management.


                                   ARTICLE II
                              COMMITTEE MEMBERSHIP

2.1 Number of Committee Members. The authorized number of members of the Committee shall be three (3) and all members of the Committee shall be composed of directors independent of the Corporation and otherwise duly qualified under the relevant sections of the Nasdaq National Market Rules, attached hereto and incorporated by reference as Schedule 1. The Board may designate one or more directors as alternate Committee members, who may replace any absent member at any meeting of the Committee.

2.2 Appointment and Term of Office of Committee Members. Committee members shall be appointed by the Board to hold office until replaced by a resolution of the Board. Each Committee member, including a member elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified, except in the case of the death, resignation, or removal of such a member.

2.3 Removal. The entire Committee or any individual Committee member may be removed from office without cause by the affirmative vote of a majority of the Board.

2.4 Resignation and Vacancies. Any Committee member may resign effective upon giving oral or written notice to the Chairman of the Board, the Secretary of the Corporation or the Board, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation of a Committee member is effective at a future time, the Board may elect a successor to take office when the resignation becomes effective.

The Board may fill vacancies on the Committee. Each Committee member so elected shall hold office until a successor has been elected and qualified by the Board, or until his or her death, resignation or removal. A vacancy or vacancies in the Committee shall be deemed to exist (i) in the event of the death, resignation or removal of any Committee member, (ii) if the Board by resolution declares vacant the office of a Committee member who has been declared of unsound mind by an order of court or convicted of a felony or (iii) if the authorized number of Committee members is increased.


                                   ARTICLE III
                                COMMITTEE PROCESS

3.1 Place of Meetings; Meetings by Telephone. Regular meetings of the Committee may be held at any place within or outside the State of Delaware that has been designated from time to time by the Chairman of the Committee. In the absence of such a designation, regular meetings shall be held at the principal executive office of the Corporation. Special meetings of the Committee may be held at any place within or outside the State of Delaware that has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive office of the Corporation.

Members of the Committee may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all Committee members participating in such meeting can hear one another. Participation in a meeting pursuant to this paragraph constitutes presence in person at such meeting.

3.2 Regular Meetings. Regular meetings of the Committee may be held without notice if the time and place of such meetings are fixed by resolution of the Board or by resolution of the Committee.

3.3 Special Meetings; Notice. Subject to the provisions of the following paragraph, special meetings of the Committee for any purpose or purposes may be called at any time by the Chairman of the Committee, by the Board or by two (2) Committee members.

Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail, telegram, charges prepaid, or by facsimile or electronic mail, addressed to each Committee member at that member's address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally or by telephone or by facsimile, telegram or electronic mail, it shall be delivered personally or by telephone or by facsimile or to the telegraph company at least forty-eight (48) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the Committee member or to a person at the office of the member who the person giving the notice has reason to believe will promptly communicate it to the member. The notice need not specify the purpose of the meeting.

3.4 Quorum. A majority of the authorized number of Committee members shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 3.6 of this Charter. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present is the act of the Committee, subject to certain provisions of the Delaware General Corporation Law, the Corporation's Certificate of Incorporation, as amended, and other applicable law.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Committee members, if any action taken is approved by at least a majority of the required quorum for such meeting.

3.5 Waiver of Notice. Notice of a meeting need not be given to any Committee member who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such member. All such waivers, consents, and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Committee.

3.6 Adjournment. A majority of the Committee members present, whether or not a quorum is present, may adjourn any meeting to another time and place.

3.7 Notice of Adjournment. If the meeting is adjourned for more than twenty-four
(24) hours, notice of any adjournment to another time and place shall be given prior to the time of the adjourned meeting to the Committee members who were not present at the time of the adjournment.

3.8 Committee Action by Written Consent Without A Meeting. Any action required or permitted to be taken by the Committee may be taken without a meeting, if all Committee members individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Committee. Such action by written consent shall have the same force and effect as a unanimous vote of the Committee.


                                   ARTICLE IV
                               COMMITTEE STRUCTURE

4.1 Chairman of the Committee. The Chairman of the Committee, if such an officer be elected, shall, if present, preside at meetings of the Committee and exercise and perform such other powers and duties as may from time to time be assigned by the Board or as may be prescribed by this Charter. The Chairman of the Committee shall be elected by resolution of the Board. In the absence or disability of the Chairman of the Committee, the Board shall appoint an alternative Chairman to preside at the Committee meetings.

4.2 Secretary. The Secretary of the Committee shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board may direct, a book of minutes of all meetings and actions of the Committee. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present and the proceedings thereof. The Secretary shall give, or cause to be given, notice of all meetings of the Committee required to be given by law, this Charter or by the Corporation's Bylaws.


                                    ARTICLE V
                               RECORDS AND REPORTS

5.1 Maintenance and Inspection of Charter. The Corporation shall keep at its principal executive office the original or a copy of this Charter as amended to date, which shall be open to inspection by the stockholders at all reasonable times during office hours.

5.2 Minutes and Reports. The Committee shall keep regular minutes of its proceedings, which shall be filed with the Secretary of the Corporation. All action by the Committee shall be reported to the Board at the next meeting thereof, and, insofar as rights of third parties shall not be affected thereby, shall be subject to revision and alteration by the Board.

5.3 Maintenance and Inspection of Minutes. The records and the minutes of proceedings of the Committee shall be kept at such place or places as are designated by the Board or, in absence of such designation, at the principal executive office of the Corporation. The minutes shall be kept in written form, and the accounting books and records shall be kept either in written form or in any other form capable of being converted into written form.


                                   ARTICLE VI
                                RESPONSIBILITIES

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order best to react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality. The Committee shall:

6.1  Documents/Reports Review.

     (a) Review the annual audited financial statements with management and the independent auditors, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Corporation's financial statements, and recommend that the audited financial statements be included in the Corporation's Annual Report on Form 10-K.

     (b) Review with management and the independent auditors the Corporation's quarterly financial statements.

     (c) Review with management and the independent auditors the significant financial reporting issues and judgments made in connection with the preparation of the Corporation's financial statements and discuss any other matters communicated to the Committee by the independent auditors.

     (d) Prepare the report of the Committee required by the rules and regulations of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

6.2  Accounting and Financial Controls Framework.

     (a) Review major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent auditors or management.

     (b) Review with the independent auditors any management letter provided by the independent auditors and the Corporation's responses to that letter.

6.3  Independent Auditors.

     (a) Recommend to the Board the appointment of the independent auditors, which firm is ultimately accountable to the Committee and the Board.

     (b) Approve the fees to be paid to the independent auditors.

     (c) Receive disclosures from the independent auditors regarding the auditors' independence required by Independence Standards Board Standard No. 1, discuss such reports with the independent auditors, and, if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditors.

     (d) Evaluate together with the Board the performance of the independent auditors and, if so determined by the Committee, recommend that the Board replace the independent auditors.

     (e) Meet with the independent auditors prior to the audit to review the planning and staffing of the audit.

     (f) Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

6.4 General Authority and Responsibilities. The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board.

6.5  Duties As Needed.

     (a) Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Corporation compliance policies.

     (b) Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.


                                   ARTICLE VII
                                 INDEMNIFICATION

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a Committee member of the Corporation shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Delaware from time to time against all expenses, liability and loss, including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement, reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.

This indemnification is intended to provide at all times the fullest indemnification permitted by the laws of the State of Delaware and the Corporation may purchase and maintain insurance on behalf of any person who is or was a Committee member of the corporation against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.


                                  ARTICLE VIII
                                   AMENDMENTS

8.1 Amendment by the Board. This Charter and any provision contained herein may be amended or repealed by the Board.

8.2 Record of Amendments. Whenever an amendment or a new Charter is adopted, it shall be copied in the book of minutes with the original Charter. If any provision of this Charter is repealed, the fact of repeal, with the date of the meeting at which the repeal was enacted or written consent was filed, shall be stated in said book.